Exhibit (e)(xix)

Energy Corporation of America

Donald C. Supcoe		501 56th Street, SE
Executive Vice President		Charleston, WV 25304
(304) 925-6100
Fax: (304) 925-3285

January 17, 2013

The Bank of New York Mellon Trust Company, N.A.,

919 Congress Avenue

Suite 500

Austin, Texas 78701

Attention:                                Michael J. Ulrich
Vice President

Re:                   Registration Statement on Form S-4

Gentlemen:

As you are aware, Julie Mork has delivered a letter dated November 26, 2012 (the “Demand Letter”) to EA Marcellus Trust I (“ECT”) demanding that ECT register certain ECT common units owned by Energy Corporation of America (the “Company”) and its assignees. The Demand Letter was delivered pursuant to the Registration Rights Agreement dated as of July 7, 2010 referenced in the Demand Letter, and requests registration of an exchange offer by the Company (the “Offer”) to he made to holders of units of Eastern American Natural Gas Trust (“NGT”).

In connection with the foregoing, The Bank of New York Mellon Trust Company, N.A, (the “Bank”) has requested that the Company make certain representations regarding NGT and provide the indemnity set forth in this letter agreement.

Therefore, the Company hereby represents and warrants to the Bank that:

(a)   the information relating to NGT and provided By the Company which is to be included or incorporated by reference into the Registration Statement on Form S-4 to be filed by the Company and ECT pursuant to the Demand Letter (the “Registration Statement”) will not, at the time the Registration Statement becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and

(b)   the information relating to NGT and provided by the Company which is to be included or incorporated by reference into any prospectus to be included in the Registration Statement or in any free writing prospectus to be used by the Company (each a “Prospectus”) will not, at any time that any Prospectus is used in connection with the Offer, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in. the light of the circumstances under which they were made, not misleading.

The Company hereby agrees to indemnify and hold harmless the Bank (solely with respect to information provided by the Company) from and against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and attorneys’ fees and expenses (collectively, “Damages”) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus or in any amendment or supplement thereto, or (ii) (A) the omission or alleged omission to state in the Registration Statement or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the omission or alleged omission to state in any Prospectus or in any amendment or supplement thereto, any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Executed on the date first written above:

ENERGY CORPORATION OF AMERICA

By:	/s/ Donald C. Supcoe
Donald C. Supcoe
Executive Vice President and General Counsel

Accepted as of the date first written above:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Michael J. Ulrich
Michael J. Ulrich
Vice President